Exhibit 10.14

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS OFFER LETTER HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE HARMFUL IF PUBLICLY DISCLOSED.

CONTRATO DE TRABAJO

Preámbulo

Este contrato de trabajo se suscribe entre General Electric Global Services GMBH, con domicilio en Calle Osiris, 11,13 y 15 / 28037 Madrid (España) en adelante (la “Compañía”) y Maria Victoria Zingoni, con domicilio en [***], SPAIN.

El tipo de contrato será indefinido.

La fecha de incorporación prevista será el 01/01/2023; esta fecha es susceptible de ser modificada si no te encuentras en posesión de la documentación necesaria para proceder a tu contratación en España y se ajustará al momento de la disponibilidad de dicha documentación. La fecha efectiva de su incorporación será considerada también la fecha de antigüedad dentro de la Compañía.

Te incorporas con la posición de Group Vice President – Conventional Power CEO en la entidad legal General Electric Global Services GMBH con la banda profesional de Group Vice President, dentro del grupo profesional Ingeniero-Licenciado, del CONVENIO COLECTIVO NACIONAL DE INGENIERÍA Y OFICINAS DE ESTUDIOS TÉCNICOS que se aplica a tu contratación.

Firmando el presente contrato, Ud. reconoce y acepta que:

•	Al ingresar en la Compañía es libre de cualquier tipo de compromiso con sus anteriores empleadores o cualquier tercero y, en particular, que no está sometido a ninguna restricción a través de alguna cláusula de “No competencia”;

•	No aceptará o mantendrá cualquier otra función profesional, retribuida o durante la vigencia de este contrato, que pudiera derivar en un conflicto de intereses para la compañía o que pudiera impactar en su rendimiento ordinario. El empleado deberá informar previamente a la Compañía de dicha intención con el fin de obtener su consentimiento;

EMPLOYMENT CONTRACT

Preamble

This employment contract is entered into between General Electric Global Services GMBH of Calle Osiris, 11, 13 and 15/ 28037 Madrid, Spain (the “Company”) and Maria Victoria Zingoni of [***], SPAIN.

Type of contract will be permanent.

The planned hire date will be 01/01/2023, this date is subject to be modified if you are not in possession of the necessary documentation for your hiring in Spain and will be adjusted at the time of the availability of such d ocumentation. The effective d ate of your incorporation will also be considered as seniority date within the company.

Your job title will be Group Vice President – Conventional Power CEO within the General Electric Global Services GMBH. The position is Group Vice President in the GE Career Band and Ingeniero-Licenciado in the CONVENIO COLECTIVO NACIONAL DE INGENIERÍA Y OFICINAS DE ESTUDIOS TÉCNICOS which is applicable to your employment.

By signing this contract, you acknowledge and agree to the following:

•	When entering the Company, you are free of any kind of commitment with your previous employers or any third party and, in particular, you are not subject to any restrictions through any clause of “Non-competition”;

•	You will not accept or hold any other professional role, whether paid or not, during the term of this contract, without the express and explicit consent of the Company.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

•	Que el presente contrato está condicionado al resultado favorable del preceptivo reconocimiento médico para aquellas posiciones que requieran dicha comprobación previa.

•	Que el presente contrato está condicionado a la obtención del pertinente permiso de trabajo.

•	Que el presente contrato está condicionado al oportuno chequeo favorable de antecedentes de estudios y profesionales que lleva a cabo la Compañía.

También declara que toda la información aportada a la Compañía durante su proceso de selección es correcta y auténtica.

La Compañía únicamente utilizará la información y los datos proporcionados para cuestiones específicamente relacionadas con su relación laboral, incluyendo las verificaciones arriba mencionadas.

Centro Trabajo

Su centro de trabajo se encuentra situado en Calle Osiris, 11, 13 y 15 / 28037 Madrid (España); no obstante, con la firma de este contrato acepta realizar todos los desplazamientos dentro del territorio nacional o internacional que sus cometidos requieran, siempre que cumplan con la legislación vigente en cada país.

Aceptación Políticas

Deberá cumplir las políticas internas vigentes de la Compañía relativas a integridad, protección de datos y propiedad intelectual, así como toda su documentación asociada (The Spirit & The Letter, y en particular, Conflicts of Interest, GE Data Protection Standards, the Acceptable Use of GE Information and Resources Guidelines, y la EIPIA), que le serán entregadas y que se encuentran a su disposición en la intranet corporativa. Esas políticas, y sus revisiones y actualizaciones, le serán de aplicación.

Deberá cumplir en todo momento con la normativa de aplicación y los estándares aplicables al negocio y a su puesto de trabajo que le sean comunicadas durante la vigencia de su relación laboral.

•	This contract is conditional upon the favorable outcome of a mandatory medical examination.

•	This contract is conditional upon successful application for a relevant work permit.

•	This contract is conditional upon receiving a satisfactory educational and employment background check.

You also confirm that all information provided to the Company during the selection process is accurate and genuine.

The Company undertakes that the information and data provided will be used solely for the specific purposes of employment, including the verifications above mentioned.

Place of Work

Your place of work will be Osiris, 11, 13 and 15 28037 Madrid, Madrid; not with standing the foregoing, you expressly agree to carry out all domestic or international travels for the performance of your duties, as appropriate.

Policy Acceptance

It is an express condition of your employment that you comply with the Company’s policies for integrity, data protection and intellectual property and any associated documentation, (The Spirit & The Letter, and in particular, Conflicts of Interest, GE’s Commitment to the Protection of Personal Information and GE’s Employment Data Protection Standards, the Acceptable Use of GE Information and Resources Guidelines, and the EIPIA), that the Company will provide to you and will also available on the Company’s intranet site. You agree to be bound by these policies, as amended from time to time.

It is also a condition of your employment that you comply with any internal rules or standards applicable to your business and role that shall be notified to you during your labour relationship.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Con la firma del Contrato entiende y acepta trabajar bajo las premisas de esa normativa. Deberá guiarse en todo momento por la política The Spirit & The Letter.

Los incumplimientos de esa normativa podrán desembocar en un procedimiento disciplinario e incluso en un despido disciplinario, de conformidad con lo establecido en el convenio colectivo de aplicación y en la legislación aplicable.

Vacaciones

Será elegible a 25 días laborales de vacaciones anuales. Podrá trasladar hasta un máximo de 5 días de vacaciones al año siguiente y disfrutar de los mismos hasta el 31 de marzo; los días no disfrutados pasada esa fecha se perderán.

Remuneración

Su salario bruto anual será de 1,030,000€, abonado en 14 pagas.

Su salario o cualesquiera otras sumas de las que resulte acreedor en virtud de este contrato estarán sujetos a las deducciones exigidas legalmente (incluyendo, sin limitación, deducciones fiscales y de Seguridad Social).

Incentivo especial por aceptar el empleo

Le proporcionaremos un pago especial en efectivo de 1,884,000€ (considerando 1,404,000€ de incentive especial por aceptar el empleo y 480,000€ de pago de incentivo de 2022) a pagar en 2 cuotas. La primera cuota será de 1,416,000€ y se pagará dentro de los 30 días a partir de la fecha de inicio de su empleo. Los 468,000€ restantes, se pagará al año de la incorporación. Al igual que su salario anual y otros pagos, esta cantidad está sujeta a impuestos aplicables y otras retenciones.

Este pago especial en efectivo debe reembolsarse a la empresa si: (i) usted renuncia en o antes del primer aniversario de su pago; y/o (ii) se determina, a exclusivo criterio de la empresa, que ha participado en una conducta que daría lugar a una terminación por causa, independientemente de si esta conducta se descubrió durante su empleo o después de la terminación del empleo.

By signing this contract you accept, understand and agree to work within the guidelines set out therein. You should refer to The Spirit & The Letter integrity policy at all times.

Subject to the provisions of applicable law and Collective Bargaining Agreement, failure to comply may result in disciplinary action being taken against you, up to and including termination of employment.

Vacation

You will be eligible for 25 days of vacation. You can carry over up to 5 days’ holiday to the following year and enjoy them until March 31, after which date untaken holiday will be lost.

Compensation

Your gross annual base salary will be 1,030,000€ payable monthly in 14 payments.

Your salary or any other sums owed under this contract shall be subject to deductions required by law (including, without limitation, Social Security and tax deductions).

Special Cash Sign-on:

We will provide you with a special cash payment of 1,884,000€ (considering 1,404,000€ sign on cash awards and 480,000€ 2022 incentive payment) to be paid in 2 installments. The first installment will be 1,416,000€ will be paid within 30 days from your employment start date. The remaining 468,000€ will be paid at your anniversary date. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding.

This special cash payment must be repaid to the company if: (i) you resign on or before the one-year anniversary of its payment; and/or (ii) you are found, in the company’s sole discretion, to have engaged in conduct that would give rise to a termination fo Cause, regardless of whether this conduct was discovered during your employment or after your termination of employment.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

En caso de mutuo acuerdo de rescisión o despido (sin causa) la cantidad que hubiera quedado pendiente de pago será anticipada y pagada en el finiquito.

Revisión Salarial

Los incrementos obligatorios que en su caso fije el convenio colectivo de aplicación se aplicarán exclusivamente sobre los conceptos de convenio colectivo mencionado.

Cualquier incremento que se decida y que sea superior a lo estipulado en el convenio colectivo de referencia, será decisión de la Compañía y se asignará en el concepto llamado complemento personal, mejora voluntaria (o estructura salarial equivalente).

Dado a que existe un salario bruto anual superior en cómputo anual a lo establecido en el convenio colectivo, los futuros incrementos en los conceptos salariales y/o pluses contenidos en el convenio colectivo no afectarán a dicho salario bruto anual, ya que operará automáticamente la compensación y absorción de las mismas.

Beneficios sociales

Además de la retribución mencionada anteriormente, podrá ser beneficiario de los beneficios sociales y planes de la Compañía aplicables al personal de su nivel, sujetos a las normas de esos planes vigentes en cada momento. Los detalles de esos beneficios y planes los podrá consultar a través del portal GE benefits en https://onehr.ge.com o a través de su responsable de recursos humanos.

Seguro Médico

La Compañía le ofrece un Seguro Medico Privado cuya participación es opcional.

Seguro de muerte por accidente & incapacidad

La Compañía pagará el total de las primas correspondientes a la póliza de seguro que cubra la contingencia de muerte e incapacidad producidas por accidente.

In case of a mutual separation or layoff (not for Cause), any remaining unpaid amount of the cash payment will be accelerated and paid on employement termination.

Salary Review

Mandatory increases set out by the applicable collective bargaining agreement will be exclusively applied to the collective bargaining agreement concepts.

Any increase which may be granted and which is higher than that established in the collective bargaining agreement of reference, will be at the Company’s decision and will be assigned under the concept of personal allowance (complemento personal), voluntary increase (mejora voluntaria) (or equivalent salary structure).

Since the annual gross salary in annual average is higher than that set out in the applicable collective bargaining agreement, any future increases in the salary concepts and/or pluses set out in the collective bargaining agreement will not affect such gross annual salary since their compensation and absorption will automatically operate.

Social Benefits

In addition to the compensation above, you are eligible to participate in the social benefits and plans of the Company applicable to someone at your level, subject to the rules of the plan from time to time. Full details and conditions of these benefits and plans will be made available to you via the GE benefits portal at https://onehr.ge.com or your HR manager.

Medical Insurance

The Company offers an optional medical private insurance.

Life Insurance & Accidental Death & Disability

The Company will pay the total amount of premiums corresponding to an insurance policy that covers the contingency of death from any cause and disability as a result of an accident.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Plan de Pensiones

La Compañía tiene implantado un Plan de Pensiones de Empleo, opcional y de adscripción voluntaria.

Según lo establecido en el anexo de especificaciones para el plan, será elegible al beneficio desde el primer día de alta en la empresa; no aplica periodo de espera estándar.

Ayuda Comida

Será eligible al beneficio de ayuda comida, en la forma e importes establecidos por la empresa.

Teléfono Móvil

Le será proporcionado un teléfono móvil para uso profesional.

Vehículo

Para el desempeño de su puesto de trabajo, la Compañía le facilitará un vehículo según la política de vehículos vigente en cada momento. El equipo de “My company car” se pondrá en contacto con Usted tras su incorporación.

En caso de que cambie su puesto de trabajo a otro en el que, a juicio de la Compañía, el vehículo de empresa no sea necesario como herramienta de trabajo para el desempeño de sus funciones, dejará Usted de ser beneficiario del mismo.

Bonus/ Incentivos

Compensación Variable: Usted podrá participar en el Plan de Bonus o Incentivos vigente en la Compañía para los empleados de su nivel, de conformidad con los términos y condiciones del plan en particular, que cambiarán año a año. El porcentaje establecido para esta compensacion variable será del 100% de su salario base anual.

Incentivo a largo plazo: como empleado ejecutivo de la empresa, será elegible para participar en el programa “Executive Class Grant” de GE. “Executive Class Grant” es un programa a largo plazo basado en acciones diseñado para alinear los intereses de los ejecutivos de GE con los de los accionistas. Los incentivos están sujetos a los términos y condiciones que se proporcionarán en el momento de cada concesión y la Compañía se reserva el derecho de modificar o retirar este beneficio en cualquier momento.

Pension Plan

The Company has established an optional and voluntary Pension Plan. As per pension plan rules addendum, you can be eligible from your first day in the company, so no waiting period would be applicable.

Meal Support

You will be entitled to meal allowance/support as estate in the company policy.

Mobile phone

You will be provided with a mobile telephone for business use.

Company Car

For the performance of your current role, the Company will provide you with a Company car according to the Company’s car policy in force from time to time. The team of “My company car” will get in touch upon joining.

For the avoidance of doubt, if you change role to one which does not, in the opinion of the Company, require a tool of trade car for the performance of the role, you will no longer be eligible for a Company car.

Bonus/Incentives

Variable Compensation: You are eligible to participate in the Company’s Annual Executive Incentive Plan (AEIP) in place from time to time for employees in your role and at your level, subject to the terms and conditions of the relevant plan. These will change from year to year. Your variable compensation target will be 100% of your base annual salary.

Long-Term Incentive: As an Executive Employee of the company, he will be eligible to participate in GE’s Executive Class Grant program. The Executive Class Grant is an equity-based, long-term program designed to align the interests of GE Executives with Shareholders. Awards are subject to terms and conditions that will be provided at the time of each grant and the Company reserves the right to vary or withdraw this benefit at any time.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

El valor anual otorgado objetivo en derechos sobre acciones será de $1,800,000 (dólares estadounidenses). El Plan de Incentivos a Largo Plazo (LTIP, por sus siglas en inglés) generalmente se otorga en marzo de cada año, con el tipo de concesión y los términos determinados por el Comité de Compensación y Desarrollo Gerencial de la Junta Directiva.

La Compañía, sujeto a la aprobación de la Junta Directiva de GE, le otorgará un incentivo especial de acciones por su incorporación que tendrá un valor de $3,500,000 (dólares estadounidenses) y se entregará en RSU´s (Unidades de acciones restringidas, por su acrónimo en inglés) durante la primera reunión disponible de la Junta después de la fecha de contratación. Estas RSU´s (Unidades de Acciones Restringidas, por su acrónimo en inglés) y serán ejecutables durante un período de tres años, 50% en el segundo aniversario y 50% en el tercer aniversario sujeto a su pertenencia activa en la empresa en esas fechas de aniversario. En caso de acuerdo mutuo de rescision o despido (sin causa), en los primeros 3 años siguientes a la fecha de concesión, las RSU´s asignadas como incentivo especial a la contratación serán sujetas a derecho de ejecución acelerada.

Jornada

La jornada laboral aplicable será la establecida en el convenio colectivo de aplicación y en los acuerdos internos de la Compañía alcanzados en cada momento.

Usted acepta expresamente realizar su trabajo en el horario que fije la Compañía en cada momento, de conformidad con los requerimientos del servicio y de la Compañía.

Dedicará su jornada de trabajo a los cometidos y tareas que la Compañía le encomiende. Salvo en caso de emergencia, deberá abstenerse de hacer uso de la jornada o tiempo de trabajo para llevar a cabo gestiones o trabajos por asuntos particulares, o de terceros, ajenos a sus cometidos laborales, ya sea haciendo uso del teléfono móvil de la Compañía, Internet o cualquier medio de comunicación privado.

The grant value of your annual equity award will be $1,800,000 (US dollars). Long Term Incentive Plan (LTIP) are typically granted in March each year, with the award type and terms determined by the Management Development and Compensation Committee of the Board of Directors.

The Company, subject to GE Board of Directors approval, will grant the Employee Special New Hire Equity Grant which will be valued at $3,500,000 (US dollars) and delivered in Restricted Stock Units during the first available Board meeting after the hiring date. These Restricted Stock Units will vest over a period of three years, 50% in the second anniversary and 50% at the third anniversary subject to continued employment at those anniversary dates. In the case of a mutual separation or layoff (not for Cause), in the first three years following grant date, the Restricted Stock Units from this New Hire Equity grant will be subject to accelerated vesting.

Working Hours

The working time provisions applicable to this contract will be those stipulated in the applicable collective bargaining agreement and any Company level agreement entered from time to time.

Subject to these, you expressly agree to perform your work according to the schedule set out by the Company from time to time, and according to the service requirements and needs of the Company.

You will use your working time solely in the performance of your duties and tasks required by the Company. Except in the case of an emergency, you shall not spend time during your working hours on any personal matters outside your employment relationship with the Company, whether using the Company’s telephones, internet or any private means of communication.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Prevención de Riesgos Laborales

Usted se compromete a colaborar activamente con la Compañía en la vigilancia de la seguridad y en la prevención de riesgos y en el cumplimiento de todos los deberes relacionados con la seguridad de su puesto de trabajo y de los empleados a su cargo, así como en todo aquello que pueda contribuir a mejorar la seguridad de su puesto y a evitar o prevenir el riesgo de accidentes.

Tiene Usted asignadas unas funciones de especial responsabilidad, cuyo cumplimiento requiere que se encuentre en las mejores condiciones físicas y psíquicas para hacer frente a cualquier eventualidad. Por tanto, acepta y hace suya la política existente en la Compañía tanto en materia de prohibición de consumo de alcohol y drogas en el centro de trabajo, como la prohibición de desempeñar el trabajo bajo la influencia de aquellos.

De conformidad con lo dispuesto en la legislación vigente y en el convenio colectivo de aplicación, el incumplimiento de los compromisos anteriores podrá dar lugar a la adopción de medidas de carácter disciplinario, incluyendo el despido disciplinario.

Cero Alcohol y Drogas

El consumo de alcohol y de cualquier tipo de drogas está totalmente prohibido en todos los emplazamientos de trabajo, bien centros de trabajo de GE o bien centros de trabajo de clientes, socios, o proveedores.

Usted expresamente acepta y consiente que no consumirá ni estará bajo la influencia de ninguna sustancia que pudiera influir negativamente en el desarrollo de su puesto de trabajo (obra, instalación, trabajo de mantenimiento, asistencia, parada técnica, etc.). En caso de existir sospecha de lo contrario, y a requerimiento de los servicios de prevención tanto del cliente o de GE, puede ser sometido a realizar pruebas/test sobre consumo de alcohol y/o drogas de acuerdo con la legislación aplicable vigente, siendo conocedor de que si el resultado fuera positivo sería automáticamente apartado de las tareas profesionales que tuviera que ejercer el día de la prueba, en aras tanto de su propia seguridad como de la de sus compañeros.

Health & Safety at Work

You agree to actively cooperate with the Company in safety and risk prevention matters and in the fulfillment of all duties related to the safety of your workplace and employees under your responsibility, as well as everything that can contribute to improve the security of your job and to avoid or reduce the risk of accidents.

In the performance of your role, you will be assigned specific tasks and responsibilities whereby you must be in your best physical and mental condition to deal with any situation. Accordingly, you agree to comply with the existing Company policy both with regards to the prohibition of alcohol and drugs consumption in the workplace, as we as the prohibition to perform the job under their influence.

Subject to the provisions of applicable law and collective bargaining agreement, failure to comply with the above obligations may result in disciplinary sanctions, up to and including termination.

No Alcohol and drugs

Alcohol use and use of any kind of drugs is completely forbidden in all work’s premises, both in GE’s work centers or in work centers of clients, shareholders or suppliers.

You expressly accept and consent that in the location where you carry out any kind of work (building, installation, maintenance work, assistance, technical stop, etc.) and both at GE prevention services’ requirement and the client’s prevention services’ requirement ) you may be required to take alcohol and/or drug tests, and you are aware that in case of positive result you will be automatically removed from rendering the professional duties that you had to do on the date of the test in the interest of you and your colleagues safety.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Protección de datos

Las empresas del grupo GE procesan datos personales relativos a sus empleados únicamente en relación a propósitos legítimos en materia recursos humanos, negocio y seguridad.

El detalle de los tipos de datos personales que pueden ser procesados se establece en la política denominada Usos de los Datos de Empleo por las Entidades del Grupo GE (esta política está disponible en varios idiomas en https://integrity.ge.com/wp-content/uploads/2012/11/Uses-of-Employment- Data-for-GE-Entities-English.pdf?lang=en&country=US ), junto con los propósitos para los cuales los datos personales son recabados de datos, así como las categorías de los destinatarios de los mismos Por favor, tómese el tiempo de revisar el contenido de esta política. Si tiene alguna pregunta sobre este tema, no dude en contactar con su representante local de Recursos Humanos. “

Herramientas informáticas

La Compañía le facilitará herramientas informáticas tales como ordenador, correo electrónico, conexión a Internet, etc. que serán de exclusivo uso profesional, estando expresamente prohibida su utilización para fines personales o particulares; y, muy especialmente, cuando este uso personal o particular sea contrario a la Ley o a la Política de Integridad de la Compañía (Integrity -The Spirit & The Letter). La Compañía se reserva el derecho de realizar los controles periódicos necesarios para garantizar la corrección de uso, pudiendo ser sancionados incluso con el despido disciplinario los usos expresamente prohibidos.

Confidencialidad

Durante la prestación de sus servicios y una vez finalizado el presente contrato, no podrá hacer uso en su propio beneficio o revelar, excepto los documentos oficiales autorizados de la Compañía, cualquier información confidencial relativa a la misma, de sus actividades, productos, métodos, datos financieros o comerciales o procesos o de cualquier otra información confidencial que haya adquirido concerniente a cualquier otro negocio asociado a General Electric o empresas asociadas.

Data Protection

GE companies (the “Company”) processes personal data relating to its employees (“Personal Data”) for a range of legitimate human resources, business and safety/security purposes.

A list of the types of Personal Data that may be processed is set out in GE’s Uses of Employment Data (the Uses -this policy is available in different languages at https://integrity.ge.com/wp-content/uploads/2012/11/Uses-of-Employment- Data-for-GE-Entities-English.pdf?lang=en&country=US), together with the underlying purposes of the data processing and the categories of data recipients. Please take the time to review the content of this policy. Should you have any questions on this topic you should raise them with your local HR representative.

Computer Tools

The Company will provide you with computer tools such as computer, e-mail, Internet access, etc., which will be for the exclusive professional use, being forbidden its use for personal or private purposes; and, in particular, where this personal or private use goes against the Law or the Integrity Policy of the Company (Integrity - The Spirit & The Letter). The Company reserves the right to make periodic inspections that are necessary to ensure the correct use, and the expressly prohibited use may result in your dismissal.

Confidentiality

During your employment, and once this agreement is terminated, you may not make use of any confidential information relate to the activities, products, methods or processes, or any other confidential information acquired by you related to any other business associated with General Electric or associated companies, for your own benefit or disclosure, except for authorized official documents of the Company.

You may not publish, send or disclose any information relating to the Company’s activities through public or private media or use the Company name or of any of its partners without prior permission. It will only be done when it is necessary to the normal development of the business.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

No podrá, sin previa autorización, publicar, enviar o divulgar a través de medios públicos o privados cualquier información relativa a las actividades de la Compañía o utilizar el nombre de esta misma o de cualquiera de sus asociados. Solamente podrá hacerlo cuando sea necesario en el desarrollo normal del negocio.

Queda expresamente pactado que todos los documentos y escritos, elaborados por el empleado o por orden suya, en relación con las actividades de la Compañía, prestación de ésta a sus clientes, serán y siempre seguirán siendo, propiedad de la Compañía, en especial a los efectos de lo previsto en la legislación vigente de propiedad intelectual, y deberá devolverlos cuando así le sea solicitado por la Compañía y, en cualquier caso, con motivo de la extinción del presente contrato. Tampoco podrá utilizar en beneficio propio o de terceros cualquier información que conozca por razón de su trabajo en la Compañía y pueda entenderse como privilegiada, confidencial o secreta en relación con operaciones y trabajos realizados por la Compañía. Sin perjuicio de las demás acciones legales que procedan, el incumplimiento de esta cláusula dará derecho a que la Compañía le reclame los daños y perjuicios económicos a que hubiera lugar, así como cualquier responsabilidad penal en la que Usted pudiera incurrir. Referente a ésta última advertencia, le recordamos lo preceptuado en los Arts. 278 y 279 del vigente Código Penal. Si en el transcurso de su trabajo inventara, mejorara o descubriese algo relativo a los productos de General Electric, acuerda entregar y/o informar a la Compañía de toda documentación relativa a la misma, haciéndose cargo la Compañía de todos los gastos referentes a Registros de Patentes, diseños o similares.

No Competencia

Además de lo anterior, usted reconoce que su puesto en la Compañía y su alcance global le brindan acceso y el beneficio de información confidencial que es importante para la continuidad de negocio de la Compañía e influencia sobre esos compañeros, clientes, socios comerciales,... p.ej. agentes y empleados con los que está en contacto y reconoce y acepta que las disposiciones de esta cláusula son razonables en su aplicación para usted y necesarias pero minimamente suficientes para proteger los intereses comerciales legítimos de la Compañía.

It is expressly stipulated that all documents and written agreements, prepared by you or ordered by you, in relation to the activities of the Company, during the provision of service to its customers, shall be and always will remain property of the Company, in particular for the purposes of the provisions of the current intellectual property legislation, and they must be returned by you when so requested by the Company and, in any case at the time of the termination of this contract. You may not make use, for your own or third- party benefit, of any information acquired related to your work in the Company, which can be understood as privileged, confidential or secret in relation to the operations and work carried out by the Company.

Without prejudice to legal actions which may be applicable, the breach of this clause will entitle the Company to claim from you, damages and economic loss that may result, along with any criminal liability arising from it. With regards to the above, the provisions of Articles 278 and 279 of the current Criminal Code can be used as reference. In case during the course of your work, you invent, improve or discover something related to General Electric products, you agree to deliver and/or inform the Company about all documentation related to it, with the Company bearing all costs relating to patent records, designs or similar ones.

Non-Compete

In addition to the above, you acknowledge that your position with the Company, and its global scope, gives you access to and the benefit of confidential information which is important to the continuing business of the Company and influence over those clients, customers, business partners e.g. agents, and employees with whom you are in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the legitimate business interests of the Company.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Dado que tendrá acceso a información confidencial y de propiedad sobre los clientes y los negocios de la Compañía, “Conventional Power” y/o el Grupo, se compromete con la Compañía y el Grupo de la siguiente manera con respecto a la no competencia:

a) En relación con la actividad

Usted acepta que no se involucrará en ningún negocio que se lleve a cabo, durante su periodo en activo en la empresa o en los 12 meses posteriores a su terminacion con la Compañia, en ningún lugar del mundo y que sea competencia o que pueda ser competencia con el negocio de la Compañía o cualquier otro negocio de “Conventional Power”en el que participó activamente durante los dos años anteriores a dejar el empleo de la Compañía y que continúe como tal en la fecha de su salida de la empresa. Para este propósito, usted se considera involucrado en un negocio si lo lleva a cabo como principal o agente, o si es socio, director, empleado, subordinado, consultor o agente en, de o para cualquier persona que lleva a cabo el negocio, o usted tiene cualquier interés financiero directo o indirecto superior al 1% (como accionista o no) en cualquier persona dirigente en el negocio.

b) En relación con los clientes

Usted acepta que, ya sea durante su empleo o durante un período de 12 meses después de dejar el empleo de la Compañía, ya sea por cuenta propia o en nombre de o en conjunto con cualquier otra persona, no buscará ni solicitará trabajos o tareas ni tendrá negocios o tratos con cualquier persona que haya sido cliente, contratista o posible cliente, posible contratista de la Compañía o de cualquier negocio de “Conventional Power” o cualquier otra Compañía del Grupo y con quien usted estuvo involucrado activamente durante los dos años anteriores a su partida de la Compañía, con el fin de proporcionar productos o servicios de un tipo similar a los de la Compañía o cualquier negocio de GE “Conventional Power” o cualquier otra Compañía del Grupo en la que usted participó activamente durante ese período de dos años y que continúan prestándose en la fecha en que termina su empleo.

As you will have access to confidential and proprietary information regarding the customers and business of the Company, Conventional Power and/or the Group you covenant with the Company and the Group as follows regarding Non-compete:

a)	In relation to the activity

You agree that you will not either during your employment or for a period of 12 months after the termination of your employment, be concerned in any business which is carried on, anywhere globally and which is competitive or is likely to be competitive with the business of the Company or any Conventional Power business in which you were actively involved during the two years before leaving the Company’s employment and which is carried on at your leaving date. For this purpose, you are concerned in a business if you carry it on as principal or agent, or you are a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business, or you have any direct or indirect financial interest greater than 1% (as shareholder or otherwise) in any person who carries on the business.

b)	In relation to clients

You agree that you will not either during your employment or for a period of 12 months after leaving the Company’s employment, whether on your own account or on behalf of or in conjunction with any other person, canvass or solicit business or custom from or have business dealings with any person who has been a customer, contractor or client or a prospective customer, prospective contractor or client of the Company or any Conventional Power business or any other Group Company and with whom you were actively involved during the two years prior to your departure from the Company, for the purpose of providing products or services of a similar type to those of the Company or any GE Conventional Power business or any other Group Company in which you were actively involved during that two year period and which continue to be provided at the date on which your employment terminates.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

c) En relación con los empleados

Durante su empleo o durante un período de 12 meses después de dejar el empleo en la Compañía, no podrá:

a.

ya sea por cuenta propia o en nombre de o en conjunto con cualquier otra persona (directa o indirectamente) ofertar o aliente a cualquier persona que sea un empleado de la Compañía o cualquier negocio de GE “Conventional Power” y con quien haya tenido tratos importantes durante los dos años anteriores dejar el empleo de la Compañía y que es Lead Professional Band (LPB – Banda interna del grupo-) o superior para cesar en su empleo o aceptar cualquier otro empleo fuera del Grupo;

b.

contratar directamente a dicho empleado, o recomendar o hacer que dicho empleado sea contratado por una entidad para la que usted trabaja o con la que está asociado o en la que posee más del 1% de participación en la propiedad; y/o

c.

sin perjuicio de sus obligaciones de confidencialidad con la Compañía y/o GE “Conventional Power”, proporcione cualquier información no pública sobre dicho empleado, incluidos, entre otros, datos de compensación, evaluaciones de desempeño, conjuntos de habilidades o calificaciones a cualquier persona en relación con cualquier compromiso fuera del Grupo, incluidos, entre otros,reclutadores y posibles clientes/empleadores.

c)	In relation to employees

You will not either during your employment or for a period of 12 months after leaving the Company’s employment unless approved in advance by the Company:

a.

whether on your own account or on behalf of or in conjunction with any person (directly or indirectly) solicit or encourage any person who is an employee of the Company or any GE Conventional Power business and with whom you had material dealings during the two years before leaving the Company’s employment and who is Lead Professional Band or above to terminate his or her employment or accept any other employment outside the Group;

b.

directly hire any such employee, or recommend or cause any such employee to be hired by an entity for which you work or with which you are otherwise associated or in which you own more than a 1% ownership interest; and/or

c.

without prejudice to your obligations of confidentiality to the Company and/or GE Conventional Power, provide any non-public information regarding any such employee, including but not limited to compensation data, performance evaluations, skill sets or qualifications to any person in connection with any engagement outside the Group, including but not limited to, recruiters and prospective clients/employers.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Garden Leave

Si la Compañía ejerce su derecho de suspenderlo en el desempeño de sus funciones durante cualquier período de licencia retribuida (o no) – “Garden Leave”-inmediatamente anterior a la terminación de su empleo, el período de restricción especificado en la cláusula anterior sobre no concurrencia y su retribución, determinada en la cláusula siguiente, se reducirá por el período de dicha Licencia (“Garden Leave”).

Remuneración del pacto de no competencia

En contraprestación a esta cláusula de no concurrencia post-contractual, el Empleado tendrá derecho a una indemnización, cuyo importe total será del 60% de la cantidad fijada como retribución fija bruta anual en el presente Contrato Laboral. Dicho importe se abonará mensualmente a partir de la fecha de extinción del contrato de trabajo y durante la vigencia de la obligación de no concurrencia.

Las partes reconocen que la Compañía tiene un interés industrial y comercial real en que se respete este compromiso y que el monto antes mencionado es suficiente para compensar al Empleado por tal obligación.

Incumplimiento del pacto de no competencia

En todo caso que no cumpla con alguna de las obligaciones establecidas en esta cláusula, deberá devolver a la Compañía todas las cantidades brutas percibidas por no concurrencia. Esta pena no excluye, de conformidad con los artículos 1.101, 1.106, 1.152 y 1.153 del Código Civil, cualquier otro daño que pudiera causarse a la Compañía, que pudiera reclamarse adicionalmente.

Interpretación del acuerdo

a)	Los pactos de esta cláusula se celebran en beneficio de la propia Sociedad y como fideicomisario de cada Sociedad del Grupo.

b)

Si alguna de las restricciones anteriores es nula pero sería válida si se suprimiera alguna parte de la restricción, la restricción en cuestión se aplica con las modificaciones que sean necesarias para hacerla válida.

Garden leave

If the Company exercises its right to suspend you from the performance of your duties during any period of garden leave immediately prior to the termination of your employment, the period of restriction specified in the previous clause regarding non-Compete and its retribution, determined in the following clause, shall be reduced by the period of any such garden leave.

Remuneration of the Non-compete agreement

In consideration of this post contractual non-competition clause, the Employee will be entitled to a compensation, which total amount is 60% of the amount set out as gross annual fixed remuneration under this Employment Agreement. That amount shall be paid in monthly arrears as from the date of termination of the employment contract and during the enforceability of the non-compete obligation.

The parties acknowledge that the Company has a real industrial and commercial interest in this commitment being respected and that the above-mentioned amount is adequate to compensate the Employee’s for such an obligation.

Breach of the Non-compete agreement

In any case that you do not comply with any of the obligations stated in this clause, you will have to return to the Company all the gross quantities perceived because of non-competition. This penalty does not exclude, in accordance with articles 1.101, 1.106, 1.152 and 1.153 of the Civil Code, any other damages that could be caused to the Company, that could be claimed additionally.

Interpretation of the agreement

a)	The covenants in this clause are entered into for the benefit of the Company itself and as trustee for each Group Company

b)

If any of the restrictions above is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Devolución de las propiedades de la Compañía

Cuando le sea requerido por la Compañía y, en todo caso, a la extinción de la relación laboral, deberá devolver a la Compañía o al representante que ésta debidamente designe (en el estado que se encuentren según un correcto uso) todas las propiedades de la Compañía o de cualquier compañía del Grupo General Electric, incluyendo coche de empresa, tarjetas de crédito o de débito, teléfono móvil o cualquier otro dispositivo (según sea el caso), su pase de seguridad y/o llaves, ordenador portátil, discos duros y software y todos los documentos en cualquier soporte (incluyendo notas y actas de reuniones) relacionadas con el negocio o asuntos de la Compañía o de cualquier compañía del Grupo General Electric y/o sus clientes, diarios, libretas de direcciones, libros, documentos impresos, planos, proyecciones, junto con todas sus copias (con independencia de quien o de las circunstancias bajo las que hayan sido hechas) que se encuentren en su posesión o bajo su control.

La Compañía no se hará responsable de los gastos o costes derivados de un uso negligente o inadecuado de las herramientas/equipos/materiales que la empresa pone a su disposición para la realización de su trabajo. La Compañía podrá exigirle que abone los daños o extra-costes ocasionados derivados de un mal uso. Esto también será de aplicación cuando alguno de los bienes propiedad de GE haya sido robado o extraviado por un comportamiento negligente por su parte.

Convenio colectivo aplicable y políticas internas de la Compañía

Para cualquier supuesto no contemplado en las estipulaciones pactadas en el presente Contrato, se aplicará la normativa interna de la Compañía y las previsiones del convenio colectivo vigente. Para el caso en que cualquiera de las cláusulas de este contrato fuese declarada nula, las restantes permanecerán en vigor con plena eficacia para ambas partes.

Usted recibo del presente contrato y acepta todos sus términos y condiciones. En particular, con la firma confirma que entiende y acepta trabajar bajo las directrices de la Integrity Policy y su documentación asociada vigente en cada momento y bajo los términos de la EIPIA.

Return of Company Property

On request and/or on termination of your employment (at the latest) you are required to return to the Company or its authorized representative in good condition (subject to fair wear and tear) any property of the Company or any other Group Company including any company car, company credit or charge cards, mobile phone or Blackberry or other device (as applicable), your security pass and/or keys, computer laptop, plus hard and software and all documents in whatever form (including notes and minutes of meetings) relating to the business or affairs of the Company or that of any Group Company and/or customers or clients, diaries, address books, computer printouts, plans, projections, together with all copies (irrespective of by whom and in what circumstances such copies were made) which were in your possession or under your control.

The Company will not be responsible for the expenses or costs due to a negligent or incorrect use of the tools/equipment/materials the Company gives to the employee so he/she can perform his/her work. The Company can request the employee to pay for the damages or extra costs resulted of a negligent or incorrect use. This will also apply in the case any Company asset is stolen or lost due to a negligent behaviour of the employee.

Applicable Collective Bargaining Agreement and Internal Regulations

For any matter not referred to in the provisions of this contract, the Parties shall comply with the internal regulations of the Company and those of the applicable Collective Bargaining Agreement. In the event that any clause of this contract is declared invalid, the remainder of the clauses shall remain in full force and effect for both Parties.

General Electric Global Services GMBH Calle Osiris, 11, 13 and 15 28037 Madrid, Madrid España

Como resultado de lo anterior, este contrato es plenamente válido y recoge todos los términos acordados por las partes. Asimismo, las partes acuerdan completar y firmar el modelo oficial del Servicio Público de Empleo Estatal conforme a los principales términos y condiciones de este contrato que será presentado por la Compañía a los organismos oficiales que correspondan en cada momento.

En caso de duda, los términos recogidos en este contrato serán los que prevalecerán salvo en los extremos no regulados por el mismo.

You acknowledge receipt of this employment contract and agree to the terms and conditions set out above. By signing this contract accept, understand and agree to work within the guidelines of the Integrity Policy and any associated documentation as amended from time to time and the terms of the EIPIA. As a result of the above, this contract is fully valid and comprises all terms agreed between the parties. In addition, the parties agree to fill in and sign the standard official form of the Public Employment Authorities (SEPE) as per the main terms and conditions of this contract, which will be submitted by the Company to the relevant official bodies as applicable from time to time. In case of doubt the terms and conditions set out in this contract will prevail except for the matters not regulated therein.

Leído y conforme.		Read and accepted.

Firma:	/s/ Monica Fernandez	SIGNED:	/s/ Monica Fernandez

Monica Fernandez Gil (Número de DNI: [***]) A nombrte de General Electric Global Services GmbH Sucursal en España		Monica Fernandez Gil (Número de DNI: [***]) For and on behalf of General Electric Global Services GmbH Sucursal

Firma:	/s/ Maria Victoria Zingoni		/s/ Maria Victoria Zingoni

	Maria Victoria Zingoni (Número de DNI: [***])		Maria Victoria Zingoni (Número de DNI: [***])

Fecha:	23 Sep 2022	Fecha:	23 Sep 2022